Exhibit 99.1

B2Digital Updates Performance Guidance as Record Quarter Nears an End

Company Sees Record Performance on 395% Year-Over-Year Growth as B2 Brand Continues to Build Global Recognition

TAMPA, FL, September 22, 2021 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce unaudited performance results for month of August along with preliminary guidance for the three months ending September 30, 2021.

August 2021 Performance (Unaudited)

•	B2 Fighting Series Gate, PPV, and Food & Beverage for August 2021 came in at approximately $88k

•	ONE MORE Gym revenues for August 2021 came in at approximately $115k

•	Total consolidated August 2021 revenues came in at $203k

Three Months Ended September 30 Updated Performance Data (Unaudited)

•	Total consolidated July 2021 revenues came in at $310k

•	Total consolidated August 2021 revenues came in at $203k

•	Total consolidated September 2021 revenues are on pace to come in at $160k on just one B2FS Event

•	Q2 (SepQ) now on track for $673k topline, which would represent 18.3% sequential quarterly growth and 395% growth on a year-over-year basis, and would represent a new record for the Company

“This is a great snapshot for the Company, but it really doesn’t scratch the surface of where we believe this model is headed,” remarked Greg P. Bell, CEO of B2Digital. “We have both engines firing at this point, and we are starting to see real brand growth, which fuels the potential for our current growth rate to significantly accelerate in the quarters ahead.”

Management notes that September’s performance will be adversely impacted by having only one scheduled B2 Fighting Series event in September with an estimated $45K in Revenue. If, instead, September had four events as in the past months with similar results, the quarterly year-over-year growth rate would have been nearly 500% and the sequential growth rate on a multi-quarter basis would be parabolic.

The Company plans to continue driving expansion through both organic growth and strategic activity, with multiple potential deals on the radar heading into the final calendar quarter of the year.

Finally, management happily reports that the Covid-19 Delta wave over the past two months has had no negative impact on ONE MORE Gym memberships.

Bell added, “As recently communicated, we are seeing an additional branding boost from the pure quality of our roster of talented fighters and upcoming fights in the B2 Cage. Who will win, who will achieve their dream and go to the next level. It is going to be exciting to watch. We hope to see you there!”

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The ONE More Gym Official B2 Training Facilities Network. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 12 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

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The Fitness Facility segment operates primarily through the ONE More Gym Official B2 Training Facilities Network. The Company currently operates five ONE More Gym locations, with plans to continue to scale up this segment at a pace of 4-8 new locations per year. ONE More Gym locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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